VIRTUS VARIABLE INSURANCE TRUST

MULTI-CLASS PLAN

pursuant to

RULE 18f-3

under the

INVESTMENT COMPANY ACT OF 1940

INTRODUCTION

The Purpose of this Plan is to specify the attributes of the classes of shares offered by Virtus Variable Insurance Trust (the “Trust”) including the expense allocations, conversion features and exchange features of each class, as required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust is comprised of several series (each a “Series”) offering various classes of shares, all of which are listed on the attached Schedule A. In general, shares of each class will have the same rights and obligations except for one or more expense variables (which will result in different yields, dividends and net asset values for the different classes), certain related voting and other rights, exchange privileges, conversion rights and class designation.

GENERAL FEATURES OF THE CLASSES

Shares of each class of a Series of the Trust shall represent an equal pro rata interest in such Series and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any class expenses; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (d) each class may have different exchange and/or conversion features.

ALLOCATION OF INCOME AND EXPENSES

General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Series shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Series.

Class Expenses

Expenses attributable to a particular class (“Class Expenses”) shall be limited to Rule 12b-1 and shareholder servicing fees and such other expenses as designated by the Trust’s Treasurer, subject to Board approval and/or ratification. Class Expenses shall be allocated to the class for which they are incurred.

In the event that a particular class expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Series expense and in the event a Series expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and Board approval or ratification.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto as set forth in this Plan shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act (“Independent Trustees”).

DESIGNATION OF THE CLASSES AND SPECIFIC FEATURES

The types of classes of each of the Series may include “A Shares” and “I Shares”. To the extent that more than one class is offered by a Series, each class of such Series has a different arrangement for shareholder services or distribution or both, as follows:

A SHARES

A Shares are offered at net asset value without the imposition of any sales charge. A Shares of a Series may pay VP Distributors, LLC (the “Distributor”) Rule 12b-1 fees or shareholder servicing fees of up to 0.25%, (annualized) of the average daily net assets of the Series’ A Shares, except that any fund of funds may pay a Rule 12b-1 fee for that portion of the assets not invested in an underlying fund which charges a 12b-1 fee. Rule 12b-1 fees may be used for, but are not limited to, payment of compensation, including incentive compensation to securities dealers and financial institutions and organizations to obtain various distribution related and/or shareholder services for the investors in the A Shares; payment of compensation to and expenses of personnel of the Distributor who support the distribution of the A Shares; expenses related to the cost of financing or providing such financing from the Distributor’s or an affiliate’s resources in connection with the Distributor’s payment of such distribution expenses and the payment of other direct distribution costs such as the cost of sales literature, advertising and prospectuses. Shareholder services include, but are not limited to, transmitting prospectuses, statements of additional information, shareholder reports, proxy statements and other materials to shareholders; providing educational materials; providing facilities to answer questions about the Series; receiving and answering correspondence; assisting shareholders in completing application forms and selecting dividend and other account options and providing such other information and services as the Distributor or Series may reasonably request. Fees paid under a shareholder services plan not adopted pursuant to Rule 12b-1 may only be used for shareholder service activities. A Shares do not have a conversion feature.

I SHARES

I Shares of a Series are offered at net asset value without the imposition of any sales charge, Rule 12b-1 or shareholder servicing fees. I Shares do not have a conversion feature.

VOTING RIGHTS

Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement. Each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

EXCHANGE PRIVILEGES

Shareholders of a class may exchange their shares for shares of another Series in accordance with Section 11(a) of the 1940 Act, the rules thereunder and the requirements of the applicable prospectuses as follows: Each class of shares of a Series may be exchanged for the corresponding class of shares of another Series. Shareholders of one class of shares of a Series may exchange such shares for shares of another class in the same Series having lower fixed expenses, at the relative net asset values of the respective shares to be exchanged and with no sales charge, provided that: (a) the shares to be acquired in the exchange are, as may be necessary, qualified for sale in the shareholder’s state of residence; and (b) such exchange is permitted by the disclosure documents of the Series.

BOARD REVIEW

The Board of Trustees shall review this Plan as frequently as it deems necessary. Prior to any material amendments(s) to this Plan, the Trust’s Board including a majority of the Independent Trustees (including any proposed amendments to the method of allocating class and/or Series expenses), must find that the Plan is in the best interests of each class of shares of the Trust individually and the Trust as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board of Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted: February 15, 2013

SCHEDULE A

(as of February 15, 2013)

	A Shares	I Shares
Virtus Capital Growth Series	X
Virtus Growth & Income Series	X
Virtus International Series	X	X
Virtus Multi-Sector Fixed Income Series	X	X
Virtus Premium AlphaSectorTM Series	X	X
Virtus Real Estate Securities Series	X	X
Virtus Small-Cap Growth Series	X	X
Virtus Small-Cap Value Series	X
Virtus Strategic Allocation Series	X